SECURITIES AND EXCHANGE COMMISSION

     Washington, D. C. 20549




     FORM 8-K

     CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of
     the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)
August 6, 1996

     HORMEL FOODS CORPORATION
     (Exact name of registrant as specified in its charter)

     DELAWARE
     (State or other jurisdiction of incorporation)



         1-2402                      41-0319970
(Commission File Number) (IRS Employer Identification
Number)



1 Hormel Place,   Austin, Minnesota                 55912
(Address of principal executive offices)     (Zip Code)



Registrant's telephone number, including area code: (507)
437-5737



Pages: This report contains three (3) pages numbered sequentially from this cover page.














Item 5.  OTHER MATERIALLY IMPORTANT EVENTS

August 6, 1996


The Company announced today that third quarter earnings to be released
August 15, 1996 are expected to be in the range of $0.04 and $0.06 per share. The anticipated results for the quarter are below Wall Street estimates and the $0.28 per share earned for the third quarter of
1995.

The text of the Company's press release making this announcement is as follows:

FOR RELEASE UPON RECEIPT:

AUSTIN, MINN. (August 6, 1996) -- Hormel Foods corporation today announced third quarter earnings to be released August 15 fall below analysts' current estimates. Noting that analysts have estimated earnings in a relatively wide range for the quarter ending
July 27,
1996, Joel W. Johnson, chairman, president and CEO stated that earnings for the quarter are expected to be in the range of $0.04 and
$0.06 per share, compared to $0.28 per share for the third quarter of
1995.

Johnson attributed the decline in earnings to the high costs of feed grains and hogs, and the inability to increase prices quickly enough to pass through raw materials costs increases.

Due to last year's poor corn crop and growing international demand, feed costs have escalated to record highs. Feed costs to raise a pound of live turkey during the third quarter of this year were more than 50 percent higher than at the same time last year.
Also, due to
tightening hog supplies relative to demand, live hog costs rose over
33 percent as compared to last year's third quarter.

Johnson stated, "As the quarter progressed, the pressure of increasing raw materials costs against margins became pronounced. The outlook for the remainder of this year is one of continuing pressure due to these high costs. However, we intend to continue to pursue our strategic objectives of increased branding and added value, with the expectation that when feed grain and hog prices return to more normal levels, we will be well positioned to benefit."







     SIGNATURES



Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.




     HORMEL FOODS CORPORATION
     (Registrant)




     By
     D. J. HODAPP
     Executive Vice President
     and Chief Financial Officer




     By
     M. J. McCOY
     Treasurer











Dated: ____________________